Exhibit 4

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number: 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD”)

SHARE OPTION ALLOCATIONS

DRD announces that, on 27 October 2003, a total of 1 862 600 share options in aggregate were allocated to 110 senior members of staff as the six-monthly allocation of employee share options in terms of the Durban Roodepoort Deep, Limited (1996) Employee Share Option Scheme (as amended) (“the Employee Share Option Scheme”).

In compliance with rules 3.63 to 3.74 of the Listing Requirements of the JSE Securities Exchange South Africa, the following information is disclosed regarding the allocation of share options under the Employee Share Option Scheme.

Name	Number of options	Strike price (Rand)	Total value (Rand)

Directors

MM Wellesley-Wood	215 800	17.53	3 782 974
IL Murray	143 000	17.53	2 506 790
RP Hume	11 100	17.53	194 583
DC Baker	11 100	17.53	194 583
GC Campbell	12 000	17.53	210 360
MP Ncholo	9 300	17.53	163 029
DT van der Mescht	64 600	17.53	1 132 438
A Lubbe	42 800	17.53	750 284

Company secretary

Andrea Townsend	14 200	17.53	248 926

All of the above options represent direct, beneficial interests in DRD shares and vest in the manner set out in the table below.

Vesting date	Percentage of allocation vesting

27 April 2004	25%
27 October 2004	25%
27 October 2005	25%
27 October 2006	25%

Johannesburg

27 October 2003

Sponsor

Standard Corporate & Merchant Bank

(A division of The Standard Bank of South Africa Limited)

(Registration number 1962/000738/06)